Exhibit 5.1

May 13, 2026

USA Rare Earth, Inc.

100 W Airport Road,

Stillwater, OK 74075

Ladies and Gentlemen:

We have acted as New York counsel to USA Rare Earth, Inc., a Delaware corporation (“USAR”), in connection with the preparation and filing by USAR with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (as amended, the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by the Agreement and Plan of Merger, dated March 4, 2026 (the “Merger Agreement”), by and among USAR, Texas Mineral Resources Corp., a Delaware corporation (“TMRC”), Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”) and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”). Pursuant to the Merger Agreement, (i) First Merger Sub will merge with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR (the “First Merger”) at the effective time of the First Merger (the “Effective Time”), (ii) each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share (such USAR Shares issued as consideration in the First Merger, the “Consideration Shares”), and (iii) promptly following the Effective Time, Second Merger Sub will merge with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR (the “Second Merger” and together with the First Merger, the “Mergers” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”).

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of USAR as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Merger Agreement;

(c)	the form of certificate of merger of First Merger Sub with and into TMRC;

(d)	a copy of the Certificate of Incorporation of USAR, certified by the Delaware Secretary of State on May 12, 2026;

(e)	a copy of the Bylaws of USAR as in effect on May 12, 2026;

(f)	the Specimen Common Stock Certificate of USAR;

(g)	a copy of the resolutions of the Board of Directors of USAR, dated March 3, 2026; and

(h)	a copy of a certificate, dated May 12, 2026, of the Delaware Secretary of State certifying the existence and good standing of USAR under the laws of the State of Delaware.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of USAR and of public officials and upon statements and information furnished by officers and representatives of USAR with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of USAR that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have assumed that:

1.	(i) each party to the Merger Agreement is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under the Merger Agreement; (ii) that the Merger Agreement has been duly authorized, executed and delivered by all of the parties thereto, and each party to the Merger Agreement has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make the Merger Agreement, enforceable against it; (iii) that the Merger Agreement constitutes the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws, provided, however, that the assumptions set forth in the preceding clauses (i) – (iii) are not made as to USAR to the extent expressly addressed in our opinion; (iv) that the execution and delivery of, and the performance of its obligations under, the Merger Agreement, by each party thereto does not and will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets; provided however that the assumptions in clauses (iv)(A), (B) and (D) are not made as to USAR to the extent expressly addressed in our opinion; (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, the Merger Agreement, by each party thereto have been or will be obtained or made and are in full force and effect, and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of the Merger Agreement.

2.	Prior to effecting the Transactions: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; and (ii) all conditions precedent to the closing of the Transactions have been satisfied or will have been satisfied or otherwise waived.

3.	The other transactions contemplated by the Merger Agreement to be consummated as part of, concurrent with or prior to the Transactions will have been consummated.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, the Consideration Shares have been duly authorized and, when issued in exchange for the TMRC Shares in the First Merger at the Effective Time, will be validly issued, fully paid and non-assessable.

The opinion stated herein is subject to the following qualifications:

(a)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Merger Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)	we do not express any opinion with respect to the enforceability of any provision contained in Merger Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c)	we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d)	we do not express any opinion with respect to, or as to the effect on the opinion contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of Consideration Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for USAR that has passed on the validity of the shares of Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR : JR : RD

3